Exhibit 99.1

Penns Woods Bancorp, Inc. Announces Year End 2003 Earnings

January 12, 2004, Jersey Shore, PA - Mr. Ronald A. Walko, President and Chief Executive Officer and Mr. Theodore H. Reich, Chairman Emeritus, announced year end 2003 financial results for Penns Woods Bancorp, Inc. (PWOD), parent company of Jersey Shore State Bank.

Consolidated net earnings for the year ended December 31, 2003 were $11,174,000 or $3.35 per basic and dilutive share.  This represents a 25.94% increase over the same period in 2002 when net earnings were $8,886,000 or $2.66 per basic and dilutive share.  Operating earnings, excluding tax adjusted net security gains of $2,415,000, were $8,759,000 for the year ended 2003. This represents a 1.66% increase over operating earnings of $8,616,000 for the same period in 2002 excluding tax adjusted net security gains of $154,000 and a non-reoccurring income item of $116,000.

Return on average assets (ROA) and return on average equity (ROE) for the year ended December 31, 2003 were 2.24% and 16.60%, respectively compared to ROA of 2.01% and ROE of 15.00% for the year 2002.  The securities market brought an opportunity to take gains and increase total consolidated net income.  Return on average assets and return on average equity net of security gains, or operating earnings, as defined above were 1.76% and 13.01%, respectively, for the year ended December 31, 2003, compared to 1.95% and 14.55%, respectively for the year ended 2002.

Penns Woods Bancorp, Inc. recently paid a regular dividend of $.35 per share and a special dividend of $.33 per share, bringing the year to date total to $1.49 per share.  This represents a 20% increase in payout from a year ago.  On October 30, 2003, Penns Woods Bancorp issued a 10% stock dividend to shareholders of record October 15, 2003. Shareholders’ equity per share also increased $2.06 per share from one year ago to $21.00.  The high for PWOD stock was $47.91 and the low was $40.85 during the fourth quarter of 2003.

Penns Woods Bancorp, Inc. is the parent company of Jersey Shore State Bank that operates twelve branch offices providing services in Lycoming, Clinton and Centre Counties.  Investment and insurance products are also offered through the bank’s subsidiary, The M Group, Inc. D/B/A The Comprehensive Financial Group.

CONSOLIDATED

BALANCE SHEET

(Unaudited)

	December 31,
	2003	2002
	(IN THOUSANDS)
ASSETS:
Cash and due from banks	$10,230	$11,731
Investment securities available for sale	210,611	176,436
Investment securities held to maturity	686	1,181
Loans held for sale	4,803	2,651
Loans, net of unearned discount of $940 and $769	275,828	257,845
Allowance for loan and lease losses	(3,069)	(2,953)
LOANS, NET	272,759	254,892
Bank premises and equipment, net	4,625	4,856
Accrued interest receivable	2,242	2,460
Bank-owned life insurance	8,908	8,537
Goodwill	3,032	3,032
Other assets	9,476	6,430
TOTAL ASSETS	$527,372	$472,206
LIABILITIES:
Interest-bearing deposits	$269,443	$272,787
Noninterest-bearing deposits	64,875	67,061
TOTAL DEPOSITS	334,318	339,848
Short-term borrowings	47,265	13,563
Other borrowings	70,878	51,778
Accrued interest payable	836	1,092
Other liabilities	4,312	2,783
TOTAL LIABILITIES	457,609	409,064
SHAREHOLDERS’ EQUITY:
Common stock par value $10.00, 10,000,000 shares authorized;
3,326,560 and 3,136,832 shares issued	33,265	31,368
Additional paid-in capital	17,559	18,291
Retained earnings	13,022	11,749
Accumulated other comprehensive gain	6,126	5,145
Less: Treasury stock at cost, 5,000 and 105,503 shares	(209)	(3,411)
TOTAL SHAREHOLDERS’ EQUITY	69,763	63,142
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$527,372	$472,206

THIS INTERIM STATEMENT IS SUBJECT TO YEAR-END AUDIT ADJUSTMENT

CONSOLIDATED

STATEMENT OF INCOME

(Unaudited)

	For the Year Ended December 31,
	2003	2002
	(IN THOUSANDS)
INTEREST INCOME:
Interest and fees on loans	$19,963	$20,911
Interest and dividends on investments:
Taxable	6,370	4,801
Tax-exempt	2,608	3,252
Other dividend and interest income	111	140
TOTAL INTEREST AND DIVIDEND INCOME	29,052	29,104
INTEREST EXPENSE:
Interest on deposits	5,656	7,857
Interest on short-term borrowings	428	501
Interest on other borrowings	3,181	2,488
TOTAL INTEREST EXPENSE	9,265	10,846
NET INTEREST INCOME	19,787	18,258
PROVISION FOR LOAN LOSSES	255	365
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	19,532	17,893
OTHER INCOME:
Service charges	1,917	1,833
Securities gains	3,659	233
Earnings on bank-owned life insurance	404	416
Insurance commissions	1,598	1,807
Other operating income	1,056	1,164
TOTAL OTHER INCOME, NET	8,634	5,453
OTHER EXPENSES:
Salaries and employee benefits	7,262	6,944
Occupancy expense, net	967	831
Furniture and equipment expense	999	837
Pennsylvania shares tax expense	455	411
Other operating expenses	3,606	3,190
TOTAL OTHER EXPENSES	13,289	12,213
INCOME BEFORE INCOME TAX PROVISION	14,877	11,133
APPLICABLE INCOME TAX PROVISION	3,703	2,247
NET INCOME	$11,174	$8,886
EARNINGS PER SHARE - BASIC	$3.35	$2.66
EARNINGS PER SHARE - DILUTED	$3.35	$2.66
Basic weighted average shares outstanding	3,330,585	3,336,312

THIS INTERIM STATEMENT IS SUBJECT TO YEAR-END AUDIT ADJUSTMENT

Previous press releases and additional information can be obtained from the company’s website at www.jssb.com.

THIS INFORMATION IS SUBJECT TO YEAR-END AUDIT ADJUSTMENT

Contact:	Ronald A. Walko
(570) 322-1111
(888) 412-5772 (Toll-Free in Pennsylvania)
email-jssb@jssb.com